Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com
XenoPort Appoints Per G. H. Lofberg to Board
SANTA CLARA, CA, July 31, 2008 — XenoPort, Inc. (Nasdaq: XNPT) announced today the appointment of Per G. H. Lofberg to its board of directors. Mr. Lofberg is currently Chairman and a Managing Director of Pharma Capital Ventures.
“We are pleased to welcome Per to the XenoPort board,” said Ronald W. Barrett, Ph.D., chief executive officer of XenoPort. “Per’s broad experience in the commercialization of pharmaceutical products, particularly with regard to managed market and reimbursement issues, will be of great value as XenoPort pursues its vision to make important new medicines available to patients.”
Until earlier this month, Mr. Lofberg was president and chief executive officer of Merck Capital Ventures, LLC, a subsidiary of Merck & Co, Inc., which invested in companies with technology-based solutions for the pharmaceutical industry. Prior to 2000, he was Chairman of Merck-Medco Managed Care, LLC, a wholly-owned subsidiary of Merck & Co., Inc., the country’s largest provider of prescription drug benefit management services, with responsibility for administering prescription drug plans for over 50 million Americans covered through employers, unions, insurance companies, HMOs and state and federal programs.
Mr. Lofberg joined Medco in 1988 and was senior executive vice president - strategic planning and marketing, a member of the Office of the President and a director of the company prior to the acquisition of Medco by Merck in 1993. Previously, he spent 15 years with the Boston Consulting Group, Inc. in Boston, New York and Munich. He was the partner in charge of the firm’s New York office and responsible for the worldwide practice in health care.
Mr. Lofberg has an M.S. degree from the Graduate School of Industrial Administration at Carnegie Mellon in Pittsburgh, Pennsylvania, and an undergraduate degree from the Stockholm School of Economics in Sweden.
About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. Its development and commercialization efforts are currently focused on potential treatments of central nervous system disorders. XenoPort’s most advanced product candidate, XP13512, which is known as Solzira™ in the U.S., has successfully completed three pivotal trials in its Phase 3 clinical program for the treatment of moderate-to-severe primary restless legs syndrome, or RLS. It has also successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia and is currently being evaluated by XenoPort’s partners, Astellas Pharma Inc. and GlaxoSmithKline, in Phase 2 clinical trials as a potential treatment for neuropathic pain and by Astellas in a Phase 2 clinical trial as a potential treatment for RLS. XenoPort has reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease, or GERD, and is currently conducting a second Phase 2 clinical trial in GERD patients. It is also evaluating XP19986 as a potential treatment of patients with spasticity related to spinal cord injury. XenoPort’s third product candidate, XP21279, has been evaluated in a Phase 1 clinical trial that showed positive data for its use as a potential treatment for Parkinson’s disease.
To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to the company’s future clinical development and commercialization plans; the suitability of XP19986 as a treatment for GERD and spasticity; and the suitability of XP21279 as a treatment for Parkinson’s disease. Words such as “anticipates,” “vision,” “could,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Securities and Exchange Commission on May 8, 2008. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
XenoPort is a U.S. trademark of XenoPort, Inc.
Solzira is a U.S. trademark of GSK.